Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com

November 7, 2014

Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070

Ladies and Gentlemen:
We have acted as special counsel for Noble Energy, Inc., a Delaware corporation (the “Company”), in connection with its issuance of $650,000,000 aggregate principal amount of the Company’s 3.900% Notes due 2024 (the “2024 Notes”) and $850,000,000 aggregate principal amount of the Company’s 5.050% Notes due 2044 (the “2044 Notes” and together with the 2024 Notes, the “Notes”), which it is offering under the registration statement on Form S-3ASR (Reg. No. 333-186497) (the “Registration Statement”) that it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
The Company will issue the Notes under the Indenture dated as of February 27, 2009, as supplemented by a First Supplemental Indenture dated as of February 27, 2009, a Second Supplemental Indenture dated as of the February 18, 2011, a Third Supplemental Indenture dated as of December 8, 2011, a Fourth Supplemental Indenture dated as of November 8, 2013 and the Fifth Supplemental Indenture dated as of the date hereof (such Indenture, as so supplemented, being the “Indenture”) between it and Wells Fargo Bank, National Association, as trustee.
We have also participated in the preparation of the Registration Statement relating to the Notes. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of: (i) the Indenture; (ii) the form of each series of the Notes; (iii) the Underwriting Agreement dated November 4, 2014 (the “Underwriting Agreement”) between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule A thereto; (iv) the Registration Statement; and (v) the prospectus as supplemented relating to the Notes.
We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.
In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and

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Mayer Brown LLP
Noble Energy, Inc.
November 7, 2014

enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.
As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company contained in the Underwriting Agreement.
Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.
We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal laws of the United States of America, the laws, rules and regulations of the State of New York and the General Corporation Law of the State of Delaware, including all applicable provisions of the constitution of each such jurisdiction and reported judicial decisions interpreting such laws, and we express no opinion herein concerning the laws of any other jurisdiction.
Very truly yours,

/s/ Mayer Brown LLP